                                                                  EXHIBIT 10.4


                                SALES AGREEMENT

THIS SALES AGREEMENT made this 31st day of October, 1997

BETWEEN:


    NEWBRIDGE NETWORKS CORPORATION, a corporation incorporated under the laws of Canada, with offices at 600 March Road, Kanata, Ontario, Canada K2K 2E6 ("Newbridge")

and


    TELEHUB NETWORK SERVICES CORP., with offices at 2033 North Main Street, Suite 340, Walnut Creek, California, USA 94596 ("TeleHub")


1.  SCOPE

1.1 For the purposes of this Agreement, "Products" means those products and services to be delivered by Newbridge to TeleHub, including but not limited to those described in the attached Exhibit A.

1.2 This Agreement also applies to all quotations, and any subsequent sales of Products by Newbridge to TeleHub. Acceptance of TeleHub's order is made upon the express understanding that it will be governed by the terms and conditions set out herein, and that any additional or conflicting terms and conditions accompanying TeleHub's order shall, absent express agreement to the contrary as hereinafter provided, be void and of no force or effect. Any modifications to these terms and conditions must be specifically agreed to in writing by an authorized officer of each party. These terms and conditions shall be applicable whether or not they are attached to or enclosed with the Products.

2. QUOTATION

Quoted prices will remain open for acceptance by the TeleHub for a period of thirty (30) days from the date of quotation. Unless otherwise stated, prices for the Products are firm but may be subject to adjustment for foreign exchange, purchase or sales tax, customs tariff or other direct taxes, between the date of quotation and the date of shipment.

3. ORDERS


TeleHub's orders are subject to final acceptance by Newbridge and Newbridge reserves the right to accept or to reject any order from the TeleHub, in whole or in part. TeleHub may not cancel any order. Newbridge may, without prejudice to any other remedy which it may have at law or in equity, cancel or suspend delivery of any uncompleted order in the event of non-payment or other material breach of these terms and conditions by TeleHub, which event is not cured by TeleHub within thirty (30) days of receipt of notice thereof from Newbridge. Newbridge shall have no liability to TeleHub for any costs, losses, or damages of any kind whatsoever arising as a result of any such suspension or cancellation. Blanket orders will be accepted for annual quantity pricing, provided that they are firm orders for a stated quantity, and delivery is accepted by the TeleHub within one year from the date of blanket order entry.

4. TITLE AND DELIVERY

4.1 The Products shall be delivered F.C.A. (INCOTERMS: 1990) Newbridge's plant or designated warehouse. Title and all liability for loss or damage shall pass to TeleHub upon Newbridge's delivery of the Products to a common carrier for shipment to TeleHub.

4.2 Absent express instructions from TeleHub, Newbridge shall, in its sole discretion, determine best way shipment, routing and common carrier utilized. Newbridge will use reasonable commercial efforts to ship orders within the time quoted for shipment. Times quoted for shipment will date from acceptance by Newbridge of TeleHub's order, and will be subject to the issuance of any necessary import permits and licenses. In no event will Newbridge be liable for any costs, losses or damages including, without limitation, reprocurement costs arising out of or caused by delay in delivery or non-delivery of the Products.

5.  TAXES

All taxes (excluding taxes on the income of Newbridge or similar taxes), levies or duties of any nature applicable to the sale, lease or license of the Products shall be paid by TeleHub, or in lieu thereof, TeleHub shall provide Newbridge with a tax exemption certificate acceptable to the taxing authorities.

6.  PAYMENTS

6.1 All orders are subject to credit approval prior to acceptance.

6.2 Newbridge will endeavor to arrange lease financing through Newbridge Leasing (GE Capital) at mutually agreeable terms (the "Lease"). Each shipment shall be considered a separate and independent transaction, and payment therefore shall be made accordingly. In the event of any material default by TeleHub, Newbridge may, without prejudice to any other rights that it may have in law or in equity, decline to make further shipments. If, despite any material default by TeleHub, Newbridge elects to continue to make shipments, its action shall not constitute a waiver of any default by TeleHub or in any way preclude Newbridge's right to exercise any other remedies available to it in law or in equity.

6.3 Interest shall accrue against any amount which remains unpaid by TeleHub under this Agreement for more than thirty days from the date of invoice. Interest shall be payable to Newbridge at the rate of 1.5% per month compounded (19.6% per annum, actual rate), or the maximum allowed by law, whichever is less, and shall be payable monthly in arrears.


7.  WARRANTY

7.1 Hardware

    7.1.1 Newbridge warrants that the Products which are hardware will, for a period of twelve (12) months from December 11, 1997 (the "Warranty Period"):
    (i) be free from defects in material, and (ii) comply with reasonable and Newbridge's normal standards of workmanship. Newbridge further warrants that its 36170 Mainstream ATM Backbone Switch will, for the Warranty Period, comply in all material respects to: (i) the Newbridge brochure entitled "36170 Mainstream ATMnet Backbone Switch", a copy of which is attached hereto as Exhibit D.; and (B) the Newbridge document entitled "MainStreetXpress 36170 Multiservices Switch, Release 2.2 and 2.3, General Information Book", Newbridge part no. 91-2386-01-00-A. However, the Warranty Period for the Products which will be identified on Exhibit B shall instead be the shorter of: (i) twelve (12) months from the date of installation, or
    (ii) twenty-four (24) months from the date of shipment. TeleHub shall complete Schedule B no later than January 31, 1998. The Products listed in Schedule B shall have a maximum value of ten million dollars ($10,000,000).

    7.1.2 Newbridge shall incur no liability under the foregoing warranty unless:

    (a) the allegedly defective Products are returned prepaid to Newbridge within fifteen (15) days of the date of discovery of the alleged defect, in accordance with Newbridge's then current repair procedures. Newbridge, at its sole option, may choose to instead to repair the allegedly defective items at TeleHub's premises; and

    (b) Newbridge's tests disclose that the alleged defect is due to defects in material or workmanship.

    7.1.3 The liability of Newbridge under this hardware warranty shall in any event be limited, at Newbridge's option and expense, to either the repair or replacement of the defective Product, or the reimbursement of the purchase price paid by TeleHub to Newbridge for the defective Products.

    7.1.4 In no event will Newbridge be liable for damage to the Products resulting from improper handling during or after shipment, misuse, neglect, improper installation, operation or repair (other than by authorized Newbridge personnel), alteration, accident, or for any other cause not attributable to defects in materials or workmanship on the part of Newbridge.

7.2 Software

    7.2.1 The warranties concerning the software supplied as a Product or as part of a Product are set forth in Newbridge's Standard End User License Agreement, as entered into between the parties on or about the same date as the effective date of this Agreement (the "Software License Agreement").

    7.2.2 Newbridge's sole obligation and Telehub's sole remedy for a breach of this warranty shall be Newbridge's good faith efforts to rectify the non-conformity or, if after reasonable efforts Newbridge is unable to rectify the non-conformity, Newbridge shall accept return of the software (and any hardware that cannot function without such software) and refund to TeleHub the purchase price thereof. Newbridge shall have no obligation under this warranty if the software is modified in a manner not expressly approved by Newbridge, or if the software is used with hardware or software not supplied or approved by Newbridge.

7.3 IN NO EVENT SHALL NEWBRIDGE'S LIABILITY TO TELEHUB OR TO ANY OTHER PARTY FOR BREACH OF ANY OF THE FOREGOING WARRANTIES EXCEED THE PURCHASE PRICE PAID BY CUSTOMER TO NEWBRIDGE FOR THE DEFECTIVE HARDWARE OR SOFTWARE PRODUCT, EXCEPT FOR DIRECT DAMAGES SUFFERED BY TELEHUB DUE TO NEWBRIDGE'S GROSS NEGLIGENCE OR WILFULL MISCONDUCT.

7.4 THE EXPRESS WARRANTIES SET OUT IN THIS SECTION 7 ARE IN LIEU OF ALL OTHER WARRANTIES, REPRESENTATIONS OR CONDITIONS, EXPRESSED OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THOSE ARISING FROM STATUTE OR USAGE OF TRADE. TELEHUB SHALL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER RELATING TO THE PRODUCTS OR TO NEWBRIDGE, WHICH EXCEED THOSE MADE BY NEWBRIDGE IN THIS CLAUSE 7. SUBJECT TO THESE RESTRICTIONS, TELEHUB MAY REFER TO THE PRODUCTS OR TO NEWBRIDGE AS PART OF ITS OWN PRODUCTS.

8.  INTELLECTUAL PROPERTY RIGHTS

8.1 TeleHub recognizes and acknowledges the great value of the goodwill associated with the name and trade-marks of Newbridge, and the identification of the Products therewith. TeleHub shall not obscure, effect or permit the removal or alteration of any trademarks, patent numbers, labels, serial numbers or the like affixed to any Product, related materials or packaging.

8.2 All rights, title, and interest in and to the designs, models, patterns, specifications, copyrights, patents, trade-secrets, trade-marks and other intellectual and industrial property in the Products, documentation and related materials shall remain vested in

Newbridge or its third party suppliers. TeleHub may make a reasonable number of copies of the Product documentation as required for its internal use only, TeleHub shall not otherwise copy, make extracts from, translate or otherwise modify any of the Products, documentation or related materials provided by Newbridge.

8.3 TeleHub expressly acknowledges and agrees that any software delivered as a Product or as part of a Product is not sold, but rather is licensed to TeleHub subject to the terms and conditions of the Software License Agreement.

8.4 If any software is being acquired hereunder by or on behalf of any unit or agency of the United States Government, the following provision shall apply: If the software is supplied to the Department of Defense, it shall be classified as "Commercial Computer Software" and the United States Government is acquiring only "restricted rights" in the software as defined in DFARS 227-7202-l(a) and 227.7202-3(a), or equivalent. If the Software is supplied to any other unit or agency of the United States Government, rights will be defined in Clause 52.227-19 or 52.227-14 of the FAR, or if acquired by NASA, Clause 18-52,227-86(d) of the NASA Supplement to the FAR, or equivalent. If the software was acquired under a contract subject to the October 1988 Rights in Technical Data and Computer Software regulations, use, duplication and disclosure by the Government is subject to the restrictions set forth in DFARS 252-227.7013(c)(1)(ii) 1988, or equivalent. The owner of the software is Newbridge Networks Corporation, P.O. Box 13600, 600 March Road, Kanata, Ontario, Canada K2K 2E6.

9.  INTELLECTUAL PROPERTY INDEMNITY

9.1 TeleHub shall indemnify and hold Newbridge harmless against any damage, expense or loss resulting from any claims for actual or alleged infringement of any Canadian or United States patent, copyright, trade-mark, trade secret or other industrial or intellectual property rights resulting from unauthorized use or modification of the Products by TeleHub, or from Newbridge's compliance with TeleHub's designs, specifications or instructions, PROVIDED THAT:
(a) TeleHub is promptly notified of the claim in writing by Newbridge;
(b) TeleHub has sole control of the defense of any claim, and all negotiations for its settlement or compromise; and
(c) Newbridge provides all such assistance as TeleHub may reasonably require.

9.2 The sale of Products by Newbridge does not convey any license by implication, estoppel, or otherwise, under any patent, copyright, trade secret, trade-mark or other intellectual or industrial property right.

9.3 Subject to Clause 9.1, Newbridge will defend or settle at its own expense, any action brought against TeleHub to the extent that it is based on a claim that the Products infringe any Canadian or United States patent, copyright, trade-mark, trade secret or other industrial or intellectual property right. Newbridge will pay all costs and damages resulting from such claim which are finally awarded against TeleHub, or agreed to in settlement by Newbridge, PROVIDED THAT:
(a) Newbridge is promptly notified of the claim in writing by TeleHub;
(b) Newbridge has sole control of the defense of any claim, and all negotiations for its settlement or compromise,
(c) the claim does not result from any unauthorized use or modification of the Products, or from the unauthorized use of the Products in conjunction with any hardware or software not supplied or approved by Newbridge; and
(d) TeleHub provides all such assistance as Newbridge may reasonably require.

9.4 In the event that the Products or any part thereof become, or in Newbridge's opinion are likely to become the subject of a claim of infringement of a patent, copyright trade secret, trademark or other industrial or intellectual property right, or the use of the Products or any part thereof is part as a result of any such claim, TeleHub shall permit Newbridge, at its option and expense, to either
(i) procure for TeleHub the right to continue using the Products; (ii) to replace the affected Products with non-infringing Products; (iii) modify the affected Products so that they become non-infringing; or (iv) remove the affected Products, and refund the purchase price thereof, less a reasonable amount for depreciation. Any replacement or modified Products provided by Newbridge under this paragraph shall comply with the terms and conditions of this Agreement. However, such replacement or modified Products will be subject to the original warranty periods remaining (if any) for the Product they replace or modify.

9.5 THE FOREGOING STATES THE ENTIRE LIABILITY OF NEWBRIDGE WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK, MASK WORK OR OTHER INTELLECTURAL OR INDUSTRIAL PROPERTY RIGHT.

10. RETURNS, ACCEPTANCE

Products may not be returned following their acceptance under the terms of the Lease, without prior written authorization from Newbridge, which authorization may be withheld for any reason, or subject to any such reasonable terms and conditions as Newbridge may require. However, Newbridge shall authorize the exchange of a Product due to configuration issues, provided that such Product:
(i) has not been opened or used and is undamaged; and (ii) is exchanged for a Product of equal or greater cost.

11. ASSIGNMENT

11.1 TeleHub shall not assign or transfer (by operation of law or otherwise) its order or any interest therein without the prior written comment of Newbridge.

11.2 While a Product is subject to the terms and conditions of the Lease, TeleHub shall not assign or transfer (by operation of law or otherwise) the Product, or any rights accruing under these terms and conditions, without obtaining the prior written consent of

Newbridge (which shall not be unreasonably withheld), and complying with the terms and conditions of the Lease. However, with respect to any future restructuring or organization of TeleHub's business, Newbridge will not unreasonably withhold its consent, and shall make reasonable commercial efforts to assist TeleHub in obtaining any consents that may be required by the terms of the Lease.

11.3 For those Products that are no longer subject to the terms and conditions of the Lease, TeleHub may transfer the Products, subject to the terms and conditions of the Software License Agreement.

12.  LIMITATION OF LIABILITY

12.1 EXCEPT AS EXPRESSLY PROVIDED HEREIN, IN NO EVENT WHATSOEVER, REGARDLESS OF THE FORM OR CAUSE OF ACTION WHETHER IN CONTRACT OR TORT OR THE NUMBER OF CLAIMS, AND WHETHER IN RESPECT OF A BREACH OR DEFAULT IN THE NATURE OF A BREACH OF CONDITION OR FUNDAMENTAL TERM OR A FUNDAMENTAL BREACH OR AS A RESULT OF NEGLIGENCE, SHALL NEWBRIDGE, ITS EMPLOYEES', DIRECTORS', OFFICERS' AND AGENTS' TOTAL COLLECTIVE LIABILITY TO TELEHUB FOR ANY CLAIM EXCEED THE AMOUNT PAID FOR THE SPECIFIC ITEM OR PRODUCT THAT IS THE SUBJECT MATTER OF OR THAT IS DIRECTLY RELATED TO THE CLAIM.

12.2 NEWBRIDGE, ITS EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS SHALL NOT BE LIABLE IN ANY WAY WHATSOEVER, WHETHER AS A RESULT OF A CLAIM OR ACTION IN CONTRACT OR TORT OR OTHERWISE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR FOR ANY LOST PROFITS OR LOST BUSINESS REVENUE, LOST BUSINESS, FAILURE TO REALIZE EXPECTED SAVINGS, OR OTHER COMMERCIAL OR ECONOMIC LOSS OF ANY KIND WHATSOEVER, OR FOR ANY DAMAGES, DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL ARISING OUT OF ANY CLAIM AGAINST TELEHUB BY ANY PERSON WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE AND WHETHER OR NOT NEWBRIDGE, ITS EMPLOYEES, AGENTS, OFFICERS OR DIRECTORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.3 THE FOREGOING PROVISIONS LIMITING THE LIABILITY OF NEWBRIDGE'S EMPLOYEES, AGENTS, OFFICERS, AND DIRECTORS SHALL BE DEEMED TO BE TRUST PROVISIONS FOR THE BENEFIT OF SUCH EMPLOYEES, OFFICERS, DIRECTORS, AND AGENTS, AND SHALL BE ENFORCEABLE BY SUCH AS TRUST BENEFICIARIES.

13. HAZARDOUS USES PROHIBITION

TeleHub acknowledges that Newbridge products are intended for standard commercial uses. Without the appropriate network design engineering, the Products must not be use, sold, licensed, or otherwise distributed for use in any hazardous environments requiring fail safe performance, such as in the operation of nuclear facilities, aircraft navigation or communications systems, air traffic control, direct life support machines, weapons systems, or any other application in which the failure of the Products could lead directly to death, personal injury, or severe physical or environmental damage. TeleHub hereby agrees that the use, sale, license or other distribution of the Products for any such application without the prior written consent of Newbridge shall be at TeleHub's sole risk. TeleHub agrees to defend and hold Newbridge harmless from any claims for loss, costs, damage, expense or other liabilities which may arise out of or in connection with the use, sale, license or other distribution of the Products for such applications.

14. EXPORT RESTRICTIONS

Newbridge and TeleHub shall comply with all export regulations pertaining to the Products in effect from time to time. Without limiting the generality of the foregoing, TeleHub expressly warrants that it will not directly or indirectly export, re-export, or transship the Products or any part thereof in violation of any export laws, rules or regulations of Canada, the United States or the United Kingdom.

15. INTERPRETATION

This Agreement and the Software License constitute the entire agreement between the parties with respect to the subject matter hereof. Any modification of these terms and conditions shall be in writing, and shall be signed by each party's authorized representative. This Agreement shall be governed by the domestic laws of the Province of Ontario, Canada. The parties expressly exclude the provisions of the United Nations Convention on Contracts for the International Sale of Goods (the Vienna Convention, 1980), from the terms of this Agreement.

16. RESOLUTION OF TECHNICAL PROBLEMS

(a) Subject to section 16(b), Newbridge agrees to promptly resolve all the technical problems with the Products identified in Exhibit "C", attached hereto, which are customer service-affecting. The parties will continue to work together to determine suitable resolutions for all other technical problems with the Products identified in Exhibit C.

(b) TeleHub agrees to provide reasonable assistance and cooperation to Newbridge as Newbridge resolves the technical problems referenced in section 16(a).

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement.


     NEWBRIDGE NETWORKS                        TELEHUB NETWORK
     CORPORATION                               SERVICES CORP.


     D. McCarthy
     ----------------------------              ---------------------------
     (Print)                                   (Print)


     /s/ D. McCarthy                           /s/ Michael McLaughlin
     ----------------------------              ---------------------------
     (Signature)                               (Signature)


     ----------------------------              ---------------------------
     (Title)                                   (Title)

    (C) Start of Service Wiltel's obligation to provide and Customer's obligation to accept and pay for non-usage sensitive charges for Services shall be binding to the extent provided for in this Agreement upon the submission of an acceptable Service Request to Wiltel by Customer. Customer's obligation to pay for usage sensitive charges for Switched Services shall commence with respect to any Service as of the earlier of (i) the "Requested Service Date" set forth in each Service Request, or (ii) the date the Service in question is made available to Customer and used ("START OF SERVICE"). Start of Service for particular Services shall be further described in the Service Schedule relevant to the Switched Services in question.

    (D) Service Schedules Services to be provided under this Agreement shall be described in the Wiltel Service Schedule which is subscribed to by an authorized representative of WilTel and Customer (THE "SERVICE SCHEDULE"). The Service Schedule shall become a part of this Agreement to the extent that it describes the particular Services therefor, specific terms and other information necessary or appropriate for Wiltel to provide such Service to Customer.

    (E) Service Requests Customer's requests to initiate or cancel Services shall be described in an appropriate WilTel Service Request ("SERVICE REQUESTS"). Service Requests may consist of machine readable tapes, facsimiles or other means approved by Wiltel. Further, Service Requests shall specify all reasonable information, as determined by Wiltel, necessary or appropriate for Wiltel to provide the Service(s) in question, which shall include without limitation, the type, quantity and end point(s) (when necessary) of circuits comprising a Service Interconnection as described in the applicable Service Schedules, or automatic number identification ("ANI") information relevant to the Services(s), the Requested Service Date, and charges, if any, relevant to the Services described in the Service Request. After Wiltel's receipt and verification of a valid Service Request for SWITCHED Service (as defined in the Service Schedule) requiring a change in the primary interexchange carrier ("PIC"), Wiltel agrees to (i) submit the ANI (s) relevant to such Service Requests to the following local exchange carriers (LECs") (with which WilTel currently has electronic interface capabilities) within ten (10) days: Ameritech, Bell Atlantic, BellSouth, Nynex, Pacific Bell, Southwestern Bell, US West, GTE and United, and (ii) submit the ANI(s) relevant to such Service Requests to those LECs with which WilTel does not have electronic interface capabilities within a reasonable time.

2. CANCELLATION.

   (A) Cancellation Charge   At any time after the Effective Date, Customer may
   cancel this Agreement if Customer provides written notification thereof to WilTel not less than thirty (30) days prior to the effective date of cancellation. In such case (or in the event WilTel terminates this Agreement as provided in Section 8), Customer shall pay to WilTel all charges for Services provided through the effective date of such cancellation plus a cancellation charge (THE "CANCELLATION CHARGE") equal to one hundred percent (100%) of Customer's commitment(s), if any, (as described in the PET) that would have become due for the unexpired portion of the Service Term.

   (B) Liquidated Damages   It is agreed that WilTel's damages in the event
   Customer cancels this Agreement shall be difficult or impossible to ascertain. The provision for a cancellation charge in Subsection 2(A) above is intended, therefore, to establish liquidated damages in the event of a cancellation and is not intended as a penalty.

   (C) Cancellation Without Charge   Notwithstanding anything to the contrary
   contained in subsection 2(A) above, Customer may cancel this Agreement without incurring any cancellation charge if (i) WilTel fails to provide a network as warranted in Section 9 below; (ii) WilTel fails to deliver call detail records promptly based on the frequency selected by Customer (i.e., monthly, weekly or daily); or (iii) WilTel fails to submit ANI(s) relevant to such Service Requests to the LECs within the time period described in Subsection 1(E) above. Provided, however, Customer must give WilTel written notice of any such default and an opportunity to cure such default within five (5) days of the notice. In the event WilTel fails to cure any such default within the five-day period on more than three (3) occasions within any six (6) month period, Customer may cancel this Agreement without incurring any cancellation charge.

3. CUSTOMER'S END USERS.

   (A) End Users Customer will obtain and upon WilTel's request provide WilTel (within two (2) business days of the date of the request) a written Letter of Agency ("LOA") acceptable to WilTel [or with any other means approved by the Federal Communications Commission ("FCC")], for each ANI indicating the consent of the end users of Customer ("END USERS") to be served by Customer and transferred (by way of change of such End User's designated PIC) to the WilTel network prior to order processing. Each LOA will provide, among other things, that the End Users have consented to the transfer being performed by Customer or Customer's designee. When applicable, Customer will be responsible for notifying End

    Users, in writing (or by any other means approved by the FCC) that (i) a transfer charge will be reflected on their LEC bill for effecting a change in their primary interexchange carrier ("PIC"), (ii) the entity name under which their interstate, intrastate and/or operator services will be billed (if different from Customer), and (iii) the "primary" telephone number(s) to be used for maintenance and questions concerning their long distance service and/or billing. Customer agrees to send WilTel a copy of the documentation Customer uses to satisfy the above requirements promptly upon request of WilTel. WilTel may change the foregoing requirements for Customer's confirming orders and/or for notifying End Users regarding the transfer charge at any time in order to conform with applicable FCC and state regulations. Provided, however, Customer will be solely responsible for ensuring that the transfer of End Users to the WilTel network conforms with applicable FCC and state regulations, including without limitation, the regulations established by the FCC with respect to verification of orders for long distance service generated by telemarketing as promulgated in 47 C.F.R., Part 64, Subpart K, Section 64.1100 or any successor regulation(s).

    (B) TRANSFER CHARGES/DISPUTED TRANSFERS     Customer agrees that it is
    responsible for (i) all charges incurred by WilTel to change the PIC of End users to the WilTel network, (ii) all charges incurred by WilTel to change End Users back to their previous PIC arising from disputed transfers to the WilTel network plus an administrative charge equal to twenty percent (20%) of such charges, and (iii) any other damages suffered by or awards against WilTel resulting from disputed transfers.

    (C) Excluded ANIs   WilTel has the right to reject any ANI supplied by
    Customer for any of the following reasons: (i) WilTel is not authorized to provide or does not provide long distance services in the particular jurisdiction in which the ANI is located, (ii) a particular ANI submitted by Customer is not in proper form, (iii) Customer is not certified to provide long distance services in the jurisdiction in which the ANI is located, (iv) Customer is in default of this Agreement, (v) Customer fails to cooperate with WilTel in implementing reasonable verification processes determined by WilTel to be necessary or appropriate in the conduct of business, or (vi) any other circumstance reasonably determined by WilTel which could adversely affect WilTel's performance under this Agreement or WilTel's general ability to transfer its other customers or other end users to the WilTel network, including without limitation, WilTel's ability to electronically effect PIC changes with the LECs. In the event WilTel rejects an ANI, WilTel will notify Customer as soon as possible of its decision specifically describing the rejected ANI and the reason(s) for rejecting that

    ANI, and will not incur any further liability under this Agreement with regard to that ANI. Further, any ANI requested by Customer for Switched Services may be deactivated by WilTel if no Switched Services billings relevant thereto are generated in any three (3) consecutive calendar month/billing periods. WilTel will be under no obligation to accept ANIs within the three (3) full calendar month period preceding the scheduled expiration of the Service Term.

    (D) Records   Customer will maintain documents and records ("RECORDS")
    supporting Customer's re-sale of Switched Services, including, but not limited to, appropriate and valid LOAs from End Users for a period of not less than (twelve) 12 months or such other longer period as may be required by applicable law, rule or regulation. Customer shall indemnify WilTel for any costs, charges or expenses incurred by WilTel arising from disputed PIC selections involving Switched Services to be provided to Customer for which Customer cannot produce an appropriate LOA relevant to the ANI and PIC charge in question, or when WilTel is not reasonably satisfied that the validity of a disputed LOA has been resolved.

    (E) Customer Service   Customer will be solely responsible for billing the
    End Users and providing the End Users with customer service. Customer agrees to immediately notify WilTel in the event an End User notifies Customer of problems associated with the Services, including without limitation, excess noise, echo, or loss of Service.

4.  CUSTOMER'S RESPONSIBILITIES.

    (A) Expedite Charges   In the event Customer requests expedited Services
    and/or changes to Service Orders and WilTel agrees to such request, WilTel will pass through the charges assessed by any supplying parties (e.g., local access providers) for such expedited charges and/or changes to Service Orders involved at the same rate to Customer. WilTel may further condition its performance of such request upon Customer's payment of such additional charges to WilTel.

    (B) Fraudulent Calls   Customer shall indemnify and hold WilTel harmless
    from all costs, expenses, claims or actions arising from fraudulent calls of any nature which may comprise a portion of the Services to the extent that the party claiming the call(s) in question to be fraudulent is (or had been at the time of the call) an End User of the Services through Customer or an end user of the Services through Customer's distribution channels. Customer shall not be excused from paying WilTel for Services provided to Customer or any portion thereof on the basis that fraudulent calls comprised a corresponding portion of the Services. In the event WilTel discovers fraudulent calls being made (or reasonably believes fraudulent calls are being made), nothing contained herein shall prohibit WilTel from taking immediate action (without notice to Customer) that is reasonably necessary to prevent such fraudulent calls from taking place, including without limitation, denying Services to particular ANIs or terminating Services to or from specific locations.

5. CHARGES AND PAYMENT TERMS.

   (A) Payment   WilTel billings for Services hereunder are made on a monthly basis (or such other basis as may be mutually agreed to by the parties) following Start of Service. Subject to Subsection 5(D) below, Services shall be billed at the rates set forth in the PET and Service Requests, as the case may be. Discounts, if any, applicable to the rates for certain Services are set forth in the PET. Customer will pay all undisputed charges relative to each WilTel invoice for Services within thirty (30) days of the invoice date set forth on each WilTel invoice to Customer ("DUE DATE"). If payment is not received by WilTel on or before the Due Date, Customer shall also pay a late fee in the amount of the lessor of one and one-half percent (1 1/2%) of the unpaid balance of the charges for Services rendered per month or the maximum lawful rate under applicable state law.

   (B) Definitions   Time of day rate periods (including WilTel Recognized
   National Holidays) will be as described in WilTel's F.C.C. Tariff No. 5.

   (c) Taxes   Customer acknowledges and understands that WilTel computes all charges herein exclusive of any applicable federal, state or local use, excise, gross receipts, sales and privilege taxes, duties, fees or similar liabilities (other than general income or property taxes), whether charged to or against WilTel or Customer because of the Services furnished to Customer ("ADDITIONAL CHARGES"). Customer shall pay such Additional Charges in addition to all other charges provided for herein.

   (D) Modification of Charges   WilTel reserves the right to eliminate Services
   and/or modify charges for Services (which charge modifications shall not exceed then-current generally available WilTel charges for comparable services), upon not less than sixty (60) days prior notice to Customer, which notice will state the effective date for the charge modification. In the event WilTel notifies Customer of the elimination of a particular Service and/or an increase in the charges, Customer may terminate this Agreement, without incurring a cancellation charge only with respect to the Services affected by the increase in charges. In order to cancel such Services, Customer must notify WilTel, in writing, at least thirty (30) days prior to the effective date of the increase in charges. Further, in the event Customer cancels its subscription to a particular Service as described in this Subsection 5(D), WilTel and Customer agree to negotiate in good faith concerning Customer's minimum monthly commitment, if any, described in the PET.

(E) Billing Disputes   Notwithstanding the foregoing, late fees shall apply
(but shall not be due and payable for a period of sixty (60) days following the Due Date therefor) for amounts reasonably disputed by Customer, provided
Customer: (i) pays all undisputed charges on or before the Due Date, (ii) presents a written statement of any billing discrepancies to WilTel in reasonable detail on or before the Due Date of the invoice in question, and
(iii) negotiates in good faith with WilTel for the purpose of resolving such dispute within said sixty (60) day period. In the event such dispute is resolved in favor of WilTel, Customer agrees to pay WilTel the disputed amounts together with any applicable late fees within ten (10) days of the resolution. In the event such dispute is resolved in favor of Customer, Customer will receive a credit for the disputed charges in question and the applicable late fees. In the event the dispute can not be resolved within such sixty (60) day period (unless WilTel has agreed in writing to extend such period) all disputed amounts together with late fees shall become due and payable, and this provision shall not be construed to prevent Customer from pursuing any available legal remedies. WilTel shall not be obligated to consider any Customer notice of billing discrepancies which are received by WilTel more than sixty (60) days following the Due Date of the invoice in question.

(F) Suspension of Service   In the event all undisputed charges due pursuant to
WilTel's invoice are not paid in full by the Due Date or disputed charges owed by Customer, if any, are not paid in full by the time specified as described in Subsection 5(E) above, WilTel shall have the right, after giving Customer ten
(10) days prior notice and opportunity to pay such charges, to suspend all or any portion of the Services to Customer ("SUSPENSION NOTICE") until such time (designated by WilTel in its Suspension Notice) as Customer has paid in full all undisputed charges then due to WilTel, including any late fees. Following such payment, WilTel shall reinstitute Services to Customer only when Customer provides WilTel with satisfactory assurance of Customer's ability to pay for Services (i.e., a deposit, letter of credit or other means acceptable to WilTel) and Customer's advance payment of the cost of reinstituting Services. If Customer fails to make the required payment by the date set forth in the Suspension Notice, Customer will be deemed to have canceled the Services suspended effective as of the date of suspension. Such cancellation shall not relieve Customer for payment of applicable cancellation charges as described in Section 2.

6. CREDIT: Customer's execution of this Agreement signifies Customer's acceptance of WilTel's initial and continuing credit approval procedures and policies. WilTel reserves the right to withhold initiation or full implementation of Services under this Agreement pending WilTel's initial satisfactory credit review and approval thereof which may be conditioned upon terms specified by WilTel, including, but not limited to, security for payments due hereunder in the form of a cash deposit or other means. WilTel reserves the right to modify its requirements, if any, with respect to any security or other assurance provided by Customer for payments due hereunder in light of Customer's actual usage when compared to projected usage levels upon which any security or assurance requirement was based.

7. CREDITWORTHINESS: If at any time there is a material adverse change in Customer's creditworthiness, then in addition to any other remedies available to WilTel, WilTel may elect, in its sole discretion, to exercise one or more of the following remedies (i) cause Start of Service for Services described in a previously executed Service Request to be withheld; (ii) cease providing Services pursuant to a Suspension Notice in accordance with Section 5(F); (iii) decline to accept a Service Request or other requests from Customer to provide Services which WilTel may otherwise be obligated to accept and/or (iv) condition its provision of Services or acceptance of a Service Request on Customer's assurance of payment which shall be a deposit or such other means to establish reasonable assurance of payment. An adverse material change in Customer's creditworthiness shall include, but not be limited to: (i) Customer's default of its obligations to WilTel under this or any other agreement with WilTel; (ii) failure of Customer to make full payment of all undisputed charges due hereunder on or before the Due Date on three (3) or more occasions during any period of twelve (12) or fewer months or Customer's failure to make such payment on or before the Due Date in any two (2) consecutive months; (iii) acquisition of Customer (whether in whole or by majority or controlling interest) by an entity which is insolvent, which is subject to bankruptcy or insolvency proceedings, which owes past due amounts to WilTel or any entity, affiliated with WilTel or which is a materially greater credit risk than Customer; or, (iv) Customer's being subject to or having filed for bankruptcy or insolvency proceedings or the legal insolvency of Customer.

8. REMEDIES FOR BREACH. In the event Customer is in material breach of this Agreement, including without limitation, failure to pay all undisputed charges due hereunder by the date stated in the Suspension

Notice described in Subsection 5(F), WilTel shall have the right, after giving Customer five (5) days prior notice and opportunity to cure, and in addition to foreclosing any security interest WilTel may have, to (i) terminate this Agreement; (ii) withhold billing information from Customer; and/or (iii) contact the End Users (for whom calls are originated and terminated solely over facilities comprising the WilTel network) directly and bill such End Users directly until such time as WilTel has been paid in full for the amount owed by Customer. If Customer fails to make payment by the date stated in the Suspension Notice and WilTel, after giving Customer five (5) days prior notice, terminates this Agreement as provided in this Section 8, such termination shall not relieve Customer for payment of applicable cancellation charges as described in Section 2 above.

9. WARRANTY. WilTel will use reasonable efforts under the circumstances to maintain its overall network quality. The quality of Services provided hereunder shall be consistent with telecommunications common carrier industry standards, government regulations and sound business practices. WILTEL MAKES NO OTHER WARRANTIES ABOUT THE SERVICES PROVIDED HEREUNDER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

10. LIABILITY; GENERAL INDEMNITY; REIMBURSEMENT.

   (A) Limited Liability   IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE TO THE
   OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE, LOSS OF CUSTOMERS OR CLIENTS, LOSS OF GOODWILL OR LOSS OF PROFITS ARISING IN ANY MANNER FROM THIS AGREEMENT AND THE PERFORMANCE OR NONPERFORMANCE OF OBLIGATIONS HEREUNDER.

   (B) General Indemnity   In the event parties other than Customer (e.g.,
   Customer End Users) shall have use of the Services through Customer, then Customer agrees to forever indemnify and hold WilTel, its affiliated companies and any third-party provider or operator of facilities employed in provision of the Services harmless from and against any and all claims, demands, suits, actions, losses, damages, assessments or payments which those parties may assert arising out of or relating to any defect in the Services.

   (C) Reimbursement   Customer agrees to reimburse WilTel for all reasonable
   costs and expenses incurred by WilTel due to WilTel's direct participation (either as party or witness) in any administrative, regulatory or criminal proceeding concerning Customer if WilTel's involvement in said proceeding is based solely on WilTel's provision of Services to Customer.

11. FORCE MAJEURE. If WilTel's performance of this Agreement or any obligation hereunder is prevented, restricted or interfered with by causes beyond its reasonable control including, but not limited to, acts of God, fire, explosion, vandalism, cable cut, storm or other similar occurrence, any law, order, regulation, direction, action or request of the United States government, or state or local governments, or of any department, agency, commission, court, bureau, corporation or other instrumentality of any one or more such governments, or of any civil or military authority, or by national emergency, insurrection, riot, war, strike, lockout or work stoppage or other labor difficulties, or supplier failure, shortage, breach or delay, then WilTel shall be excused from such performance on a day-to-day basis to the extent of such restriction or interference. WilTel shall use reasonable efforts under the circumstances to avoid or remove such causes or nonperformance and shall proceed to perform with reasonable dispatch whenever such causes are removed or cease.

12. STATE CERTIFICATION. Customer warrants that in all jurisdictions in which it provides long distance services that require certification, it has obtained the necessary certification from the appropriate governmental authority. Further, if required by WilTel, Customer agrees to provide proof of such certification acceptable to WilTel. In the event Customer is prohibited, either on a temporary or permanent basis, from continuing to conduct its telecommunications operations in a given state, Customer shall (i) immediately notify WilTel by facsimile, and (ii) send written notice to WilTel within twenty-four (24) hours of such prohibition.

13. INTERSTATE/INTRASTATE SERVICE. Except with respect to Services specifically designated as intrastate Services or international Services, the rates provided to Customer in a Service Schedule are applicable only to Services if such Services are used for carrying interstate telecommunications (i.e., Services subject to FCC jurisdiction). WilTel shall not be obligated to provide Services with end points within a single state or Services which originate/terminate at points both of which are situated within a single state. In those states where WilTel is authorized to provide intrastate service (i.e., telecommunications transmission services subject to the jurisdiction of state regulatory authorities), WilTel will, at its option, provide intrastate Services pursuant to applicable state laws, regulations and applicable tariff, if any, filed by WilTel with state regulatory authorities as required by applicable law.

14. AUTHORIZED USE OF WILTEL NAME. Without WilTel's prior written consent, Customer shall not (i) refer to itself as an authorized representative of WilTel whenever it refers to the Services in promotional, advertising or other materials, or (ii) use WilTel's logos, trade marks, service marks, or any variations thereof in any of its promotional, advertising or other materials. Additionally, Customer shall provide to WilTel for its prior review and written approval, all promotions, advertising or other materials or activity using or displaying WilTel's name or the Services to be provided by WilTel. Customer agrees to change or correct, at Customer's expense, any such material or activity which WilTel, in its sole judgment, determines to be inaccurate, misleading or otherwise objectionable. Customer is explicitly authorized to only use the following statements in its sales literature or if in response to the inquiry by Customer's end user: (i) Customer utilizes the WilTel network", (ii) "Customer utilizes WilTel's facilities", (iii) "WilTel provides only the network facilities", and (iv) "WilTel is our network services provider".

15. NOTICES. Notices under this Agreement shall be in writing and delivered to the person identified below at the offices of the parties as they appear below or as otherwise provided for by proper notice hereunder. Customer shall notify WilTel in writing if Customer's billing address is different than the address shown below. The effective date for any notice under this Agreement shall be the date of actual receipt of such notice by the appropriate party, notwithstanding the date of mailing or transmittal via hand delivery or facsimile.

IF TO WILTEL:            WorldCom Network Services, Inc.
                         One Williams Center, 28th Floor
                         Tulsa, OK 74172
                         Attn: Carrier Sales Dept.

IF TO CUSTOMER:          Telehub Communications, Corp.
                         1375 Tri-State Pkwy   -
                         Gurnee, IL 60031
                         Attn: Dick Eckenberg
                         Telephone No. (847) 599-1000
                         Fax No.: (847) 623-1717


16. NO-WAIVER. No term or provision of this Agreement shall be deemed waived and no breach or default shall be deemed excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. A consent to waiver of or excuse for a breach or default by either party, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any different or subsequent breach or default.

17. PARTIAL INVALIDITY; GOVERNMENT ACTION.

   (A) Partial Invalidity   If any part of any provision of this Agreement or
   any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, rule or regulation, that part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of that provision or the remaining provisions of this Agreement. In such event, Customer and WilTel will negotiate in good faith with respect to any such invalid or unenforceable part to the extent necessary to render such part valid and enforceable.

   (B) Government Action   Upon thirty (30) days prior notice, either party
   shall have the right, without liability to the other, to cancel an affected portion of the Service if any material rate or term contained herein and relevant to the affected Service is substantially changed (to the detriment of the terminating party) or found to be unlawful or the relationship between the parties hereunder is found to be unlawful by order of the highest court of competent jurisdiction to which the matter is appealed, the FCC, or other local, state or federal government authority of competent jurisdiction.

18. EXCLUSIVE REMEDIES. Except as otherwise specifically provided for herein, the remedies set forth in this Agreement comprise the exclusive remedies available to either party at law or in equity.

19. USE OF SERVICE. Upon WilTel's acceptance of a Service Request hereunder, WilTel will provide the Services specified therein to Customer upon condition that the Services shall not be used for any unlawful purpose. The provision of Services will not create a partnership or joint venture between the parties or result in a joint communications service offering to any third parties, and WilTel and Customer agree that this Agreement, to the extent it is subject to FCC regulation, is an inter-carrier agreement which is not subject to the filing requirements of Section 211(a) of the Communications Act of 1934 (47 U.S.C.
Section 211(a)) as implemented in 47 C.F.R. Section 43.51.

20. CHOICE OF LAWS FORUM.

   (A) Law   This Agreement shall be construed under the laws of the State of
   Oklahoma without regard to choice of law principles.

   (B) Forum   Any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of Oklahoma in and for the County of Tulsa or the United States of America for the Northern District of Oklahoma. By execution of this Agreement, both Customer and WilTel hereby submit to such jurisdiction, hereby expressly waiving whatever rights may correspond to either of them by reason of their present or future domicile. In furtherance of the foregoing, Customer and WilTel hereby agree to service by U.S. Mail at the notice addresses referenced in Section 15. Such service shall be deemed effective upon the earlier of actual receipt or seven (7) days following the date of posting.

21. PROPRIETARY  INFORMATION.

   (A) Confidential Information   The parties understand and agree that the
   terms and conditions of this Agreement (but not the existence thereof), all documents referenced herein (including invoices to Customer for Services provided hereunder), communications between the parties regarding this Agreement or the Services to be provided hereunder (including price quotes to Customer for any Services proposed to be provided or actually provided hereunder), as well as such information relevant to any other agreement between the parties (collectively Confidential Information), are confidential as between Customer and WilTel.

   (B) Limited Disclosure   A party shall not disclose Confidential Information
   unless subject to discovery or disclosure pursuant to legal process, or to any other party other than the directors, officers, and employees of a party or a party's agents including their respective attorneys, consultants, brokers, lenders, insurance carriers or bona fide prospective purchasers who have specifically agreed in writing to nondisclosure of the terms and conditions hereof. Any disclosure hereof required by legal process shall only be made after providing the non-disclosing party with notice thereof in order to permit the non-disclosing party to seek an appropriate protective order or exemption. Violation by a party or its agents of the foregoing provisions shall entitle the non-disclosing party, at its option, to obtain injunctive relief without a showing of irreparable harm or injury and without bond.

   (C) Press Releases   Except as provided in Section 14 below, the parties
   further agree that any press release, advertisement or publication generated by a party regarding this Agreement, the Services provided hereunder or in which a party desires to mention the name of the other party or the other party's parent or affiliated company(ies), will be submitted to the non-publishing party for its written approval prior to publication.

   (D) Survival of Confidentiality   The provisions of this Section 21 will be
   effective as of the date of this Agreement and remain in full force and effect for a period which will be the longer of (i) one (1) year following the date of this Agreement, or (ii) one (l) year from the termination of all Services hereunder.

22. SUCCESSORS AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assign's, provided, however, that Customer shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of WilTel, which consent shall not be unreasonably withheld or delayed, and further provided that any assignment or transfer without such consent shall be void.

23. GENERAL.

    (A) Survival of Terms The terms and provisions contained in this Agreement that by their sense and context are intended to survive the performance thereof by the parties hereto shall so survive the completion of performance and termination of this Agreement, including, without limitation, provisions for indemnification and the making of any and all payments due hereunder.

    (B) Headings   Descriptive headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

    (C) Industry Terms   Words having well-known technical or trade meanings
    shall be so construed, and all listings of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

    (D) Rule of Construction   No rule of construction requiring interpretation
    against the drafting party hereof shall apply in the interpretation of this Agreement.

24. ENTIRE AGREEMENT. This Agreement consists of (i) all the terms and conditions contained herein, and, (ii) all documents incorporated herein specifically by reference. This Agreement constitutes the complete and exclusive statement of the understandings between the parties and supersedes all proposals and prior agreements (oral or written) between the parties relating to Service provided hereunder. No subsequent agreement between the parties concerning the Services shall be effective or binding unless it is made in writing and subscribed to by authorized representatives of Customer and WilTel.

     IN WITNESS WHEREOF, the parties have executed this Telecommunications Services Agreement on the date first written above.

WORLDCOM NETWORK SERVICES, INC.             TELEHUB COMMUNICATIONS CORP.
d/b/a WilTel



By:                                         By: /s/
    -------------------------                   -----------------------------
      (Signature)                                  (Signature)

                                           /s/ George R. Cross - (DICK)
----------------------------------        -------------------------------------
     (Print Name)                                 (Print Name)


                                           Vice President Sales/Marketing
----------------------------------        -------------------------------------
       (Title)                                        (Title)